EXHIBIT 10.2

CHURCH & DWIGHT CO., INC.

2008 OMNIBUS EQUITY COMPENSATION PLAN

NONQUALIFIED STOCK OPTION GRANT

This STOCK OPTION GRANT AGREEMENT (the “Agreement”), dated as of _________________ (the “Date of Grant”), is delivered by Church & Dwight Co., Inc. (the “Company”) to _______________ (the “Grantee”).

RECITALS

A.           The Church & Dwight Co., Inc. 2008 Omnibus Equity Compensation Plan (the “Plan”) provides for the grant of options to purchase shares of common stock of the Company.  The Compensation Committee of the Company’s Board of Directors (the “Committee”), which administers the Plan, has decided to make a stock option grant as an inducement for the Grantee to continue in the employ of the Employer (as defined in the Plan) and promote the best interests of the Company and its stockholders.  References in this Agreement to the Committee shall include any successor thereto appointed under and in accordance with the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1. Grant of Option.  Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase ___________ shares of common stock of the Company (“Shares”) at an exercise price of $_________ per Share.  The Option shall become exercisable according to Paragraph 2 below.

2. Exercisability of Option.  Except as provided in Paragraphs 3(b) and 5 below or the Plan, the Option shall become exercisable on the following dates, if the Grantee continues to be employed by the Employer on the applicable vesting date (“Vesting Date”):

Vesting Date	Shares for Which the Option is Exercisable on the Vesting Date
Third anniversary of the Date of Grant	100%

3. Term of Option.

(a) The Option shall have a term of ten years from the Date of Grant and shall terminate on the tenth anniversary of the Date of Grant, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b) The Option shall automatically terminate upon the happening of the first of the following events:

(i) The expiration of the 30-day period after the Grantee ceases to be employed by the Employer, if the termination is for any reason other than Disability (as defined below), death, Retirement (as defined below) or Cause (as defined below).  If the Grantee’s employment is involuntarily terminated by the Employer without Cause and if the Grantee executes and does not revoke a written release, in a form acceptable to the Company, of any and all claims against the Employer and all related parties with respect to all matters arising out of the Grantee’s employment with the Employer, and the termination thereof (the “Release”), then the Option shall continue to become exercisable in accordance with Paragraph 2 above during the 30-day period set forth in this clause (i).

(ii) The expiration of the three-year period after the Grantee ceases to be employed by the Employer on account of the Grantee’s Disability, and the Option shall continue to become exercisable in accordance with Paragraph 2 above during such three-year period.  For purposes of this Agreement, the term “Disability” shall mean the Grantee’s inability to render services to the Employer for a period of six consecutive months by reason of permanent disability, as determined by the written medical opinion of an independent medical physician reasonably acceptable to the Employer.  In no event shall the Grantee be considered Disabled for purposes of this Agreement unless the Grantee is deemed disabled pursuant to the Employer’s long-term disability plan, if one is maintained by the Employer at the time of the claimed disability.

(iii) The expiration of the three-year period after the Grantee ceases to be employed by the Employer, if the Grantee dies while employed by the Employer, and the Option shall continue to become exercisable in accordance with Paragraph 2 above during such three-year period.

(iv) The expiration of the three-year period after the Grantee ceases to be employed by the Employer on account of the Grantee’s Retirement, and the Option shall continue to become exercisable in accordance with Paragraph 2 above during such three-year period.  For purposes of this Agreement, a Grantee shall be considered to meet the requirements of “Retirement” if:

(1) The Grantee’s termination of employment is voluntary and without Cause and the Grantee (A) has provided the Employer with at least 120 days prior written notice of the termination date, (B) has entered into a separation agreement with the Employer that contains confidentiality, non-competition, non-solicitation, non-disparagement and invention assignment provisions, and (C) is age 55 or above with at least five years of service at the Grantee’s termination date and the sum of the Grantee’s age and years of service at the termination date is equal to or greater than 65; or

(2) The Grantee’s termination of employment is involuntary without Cause and the Grantee (A) pursuant to the request of the Employer, has entered into a  separation agreement with the Employer that contains confidentiality, non-competition, non-solicitation and non-disparagement provisions, and (B) is age 55 or above with at least five years of service at the Grantee’s termination date and the sum of the Grantee’s age and years of service at the termination date is equal to or greater than 65.

(v) The date on which the Grantee ceases to be employed by the Employer for Cause.  In addition, upon a termination for Cause, the Grantee shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the Share certificates, upon refund by the Company to the Grantee of the exercise price paid by the Grantee for such Shares.  Notwithstanding the prior provisions of this Paragraph 3, if the Grantee engages in conduct that constitutes Cause with respect to the Employer after the Grantee’s employment terminates, the Option shall immediately terminate.  For purposes of this Agreement, the term “Cause” shall mean the Grantee’s dishonesty, fraud, insubordination, willful misconduct or refusal to attempt to perform services (for any reason other than illness or incapacity), as determined by the Committee in its sole discretion.

Notwithstanding the foregoing, in no event may the Option be exercised on or after the tenth anniversary of the Date of Grant.  Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by the Employer, and that will not subsequently become exercisable as provided in subparagraph 3(b)(i), (ii), (iii) or (iv) above, shall immediately terminate.  The portion of the Option that is exercisable or will become exercisable under subparagraph 3(b)(i), (ii), (iii) or (iv) after the Executive’s termination of employment shall be determined as of the Executive’s termination date based on the vesting schedule in Paragraph 2 (without regard to any Change of Control that could occur after termination of employment), and the remainder of the Option shall terminate and cease to be outstanding as of the Executive’s termination date.

4. Exercise Procedures.

(a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised and the method of payment.  Payment of the exercise price shall be made in accordance with procedures established by the Company from time to time based on type of payment being made but, in any event, prior to issuance of the Shares.  The Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering Shares of the Company, which shall be valued at their fair market value on the date of exercise, or by attestation (on a form prescribed by the Company) to ownership of Shares having a fair market value on the date of exercise equal to the exercise price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or (iv) by such other method as the Committee may approve.  The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b) The Company’s obligation to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate by the Company, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.

(c) All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA and Medicare), state and local tax liabilities.

5. Change of Control.  The provisions of the Plan applicable to a Change of Control (as defined in the Plan) shall apply to the outstanding Option, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

6. Restrictions on Exercise.  Except as the Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

7. Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) the registration, qualification or listing of the Shares, (b) changes in capitalization of the Company and (c) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.  By accepting the grant of the Option, the Grantee agrees to be bound by the terms of the Plan and this Agreement and agrees that all of the decisions and determinations of the Committee shall be final and binding.

8. No Employment or Other Rights.  The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ of any Employer and shall not interfere in any way with the right of any Employer to terminate the Grantee’s employment at any time. The right of any Employer to terminate at will the Grantee’s employment at any time for any reason is specifically reserved.

9. No Stockholder Rights.  Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

10. Assignment and Transfers.  Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

11. Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12. Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at 469 North Harrison Street, Princeton, New Jersey 08543-5297, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing.  Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

CHURCH & DWIGHT CO., INC.
By:
Name:
Title:
Grantee:
Date: